SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INKTOMI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INKTOMI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 13, 2001

TO THE STOCKHOLDERS:

             NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Inktomi Corporation, a Delaware corporation (“Inktomi”), will be held on Tuesday, March 13, 2001 at 10:00 a.m., local time, at the Hyatt Regency San Francisco Airport, Regency Ballroom B, 1333 Bayshore Highway, Burlingame, California, 94010, for the following purposes:

             1.   To elect directors to serve for the ensuing year and until their successors are elected;

             2.   To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors of Inktomi for the fiscal year ending September 30, 2001; and

             3.   To transact such other business as may properly come before the meeting or any adjournment thereof.

             The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

             Only stockholders of record at the close of business on January 19, 2001 are entitled to notice of and to vote at this meeting.

             All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope, or vote electronically through the internet or by telephone. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS

Tim Stevens Vice President of Business Affairs, General Counsel and Assistant Secretary

Foster City, California
January 26, 2001

INKTOMI CORPORATION
4100 E. Third Avenue
Foster City, California 94404

PROXY STATEMENT
2001 ANNUAL MEETING OF STOCKHOLDERS

             The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Inktomi Corporation, a Delaware corporation (“ Inktomi”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, March 13, 2001 at 10:00 a.m., local time, at the Hyatt Regency San Francisco Airport, Regency Ballroom B, 1333 Bayshore Highway, Burlingame, California, 94010, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Inktomi’s principal executive offices are located at 4100 E. Third Avenue, Foster City, California, 94404. Inktomi’s telephone number at that location is (650) 653-2800.

             Inktomi intends to mail this proxy statement and accompanying proxy card on or about February 5, 2001 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

             Stockholders of record at the close of business on January 19, 2001 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 127,360,597 shares of Inktomi’s common stock (“Common Stock”) were issued and outstanding and held of record by approximately 1,315 stockholders.

Revocability of Proxies

             Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Inktomi (attention: Tim Stevens, Vice President of Business Affairs, General Counsel and Assistant Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of stockholders and voting in person.

Voting

             Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by Inktomi as present at the meeting. Abstentions will also be counted by Inktomi in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet or by Telephone

             Stockholders whose shares are registered directly with Wells Fargo may vote either via the Internet or by calling Wells Fargo. Specific instructions for voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

             If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the

ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Solicitation of Proxies

             The cost of soliciting proxies will be borne by Inktomi. Proxies may be solicited by certain of Inktomi’s directors, officers and regular employees, without additional compensation, in person or by telephone, email or facsimile. In addition, Inktomi may retain the services of one or more firms to assist in the solicitation of proxies, for an estimated fee of $6,000 plus reimbursement of expenses. In addition, Inktomi may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

             The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 2, 2001 of (i) each person known to Inktomi to beneficially own more than 5% of the Common Stock, (ii) each director or director nominee of Inktomi, (iii) each executive officer of Inktomi for whom information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers of Inktomi as a group.

	Common Stock

Name of Beneficial Owner	Number of Shares Beneficially Held(1)	Percent of Class

Janus Capital Corporation(2)	6,503,070	5.1
100 Fillmore Street, Suite 400 Denver, CO 80206-4923
Eric A. Brewer(3)	4,578,667	3.6
Inktomi Corporation 4100 E. Third Avenue Foster City, CA 94404
David C. Peterschmidt(4)	4,229,444	3.3
John Porter(5)	351,550	*
Frank Gill(6)	218,600	*
Fredric W. Harman(7)	185,000	*
Alan F. Shugart(8)	135,000	*
Jerry M. Kennelly(9)	1,008,160	*
Richard B. Pierce(10)	1,793,986	1.4
Vince Vannelli(11)	660,600	*
Kirk Bowman (12)	567,000	*
All directors and executive officers as a group (13 persons)(13)	14,719,256	11.6

______________

*	Less than one percent of the outstanding Common Stock.

(1)	This table is based on information supplied by executive officers, directors and principal stockholders of Inktomi and on any Schedules 13D or 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 2, 2001 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	Based on Schedule 13G filed with the Securities and Exchange Commission on December 31, 2000.

(3)	Includes 3,426,931 shares held by Dr. Brewer. Also includes Dr. Brewer’s pro rata interest in a warrant held by Inktomi LLC, which his pro rata interest equals 701,736 shares. All such shares and warrants are fully vested and are not subject to repurchase by Inktomi. Also includes options held by Dr. Brewer to purchase 450,000 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 381,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Dr. Brewer ceases to be an employee of Inktomi.

(4)	Includes 615,178 shares held by David C. Peterschmidt and Roxanne N. Peterschmidt, Trustees of the Peterschmidt Family Trust U/D/T Dtd 12/30/91, and 13,466 shares held by Mr. Peterschmidt. Also includes options held by Mr. Peterschmidt to purchase 3,600,800 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 1,616,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Peterschmidt ceases to be an employee of Inktomi.

(5)	Includes 266,550 shares held by Integra Holdings, L.P.. All of such shares are fully vested and not subject to repurchase by Inktomi. Also includes an option issued to Mr. Porter to purchase 85,000 shares of Common Stock. The option is fully exercisable although as of January 2, 2001, 46,900 shares issuable upon exercise of the option were subject to a right of repurchase at cost in the event Mr. Porter ceases to be a director of Inktomi.

(6)	Consists of options held by Mr. Gill to purchase 218,600 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 88,522 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Gill ceases to be a director of Inktomi.

(7)	Includes 18,730 shares held by Oak Investment Partners VII, LP and 470 shares held by Oak VII Affiliates Fund, LP. Mr. Harman is a Managing Partner of the general partners of the Oak Partners entities and is a director of Inktomi. He disclaims beneficial ownership of the shares held by the Oak Partners entities except to the extent of his proportionate partnership interest therein. Also includes options held by Mr. Harman to purchase 65,800 shares of Common Stock. The options are fully exercisable although as of January 2, 2002, 46,900 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Harman ceases to be a director of Inktomi.

(8)	Includes options held by Mr. Shugart to purchase 135,000 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 91,500 of the shares issuable upon exercise of the options were subject to a right of repurchase by Inktomi at cost in the event Mr. Shugart ceases to be a director of Inktomi.

(9)	Includes 11,668 shares held by Jerry Kennelly, as trustee for Christopher Kennelly; 11,668 shares held by Jerry Kennelly, as trustee for Michael Kennelly; and 424,824 shares held by Mr. Kennelly. As of January 2, 2001, 42,666 of the shares held by Mr. Kennelly were subject to a right of repurchase by Inktomi at cost in the event Mr. Kennelly ceases to be an employee of Inktomi. Also includes options held by Mr. Kennelly to purchase 560,000 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 494,666 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Kennelly ceases to be an employee of Inktomi.

(10)	Includes 781,522 shares held by certain family trusts and partnerships controlled by Mr. Pierce and/or his wife, including trusts for his minor children. As of January 2, 2001, 13,333 of the shares held by the Pierce entities were subject to a right of repurchase by Inktomi at cost in the event Mr. Pierce ceases to be an employee of Inktomi, and 200,000 shares were subject to delivery in connection with forward sales consummated by Mr. Pierce. Also includes options held by Mr. Pierce to purchase 740,000 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 644,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Pierce ceases to be an employee of Inktomi.

(11)	Includes 274,600 shares held by Mr. Vannelli. As of January 2, 2001, 224,000 of the shares held by Mr. Vannelli were subject to a right of repurchase by Inktomi at cost in the event Mr. Vannelli ceases to be an employee of Inktomi. Also includes options held by Mr. Vannelli to purchase 386,000 shares of Common Stock. The options are fully exercisable although as of January 2, 2001, 326,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Vannelli ceases to be an employee of Inktomi.

(12)	Includes options held by Mr. Bowman to purchase 567,000 shares of Common Stock. The shares are fully exercisable although as of January 2, 2001, 505,500 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Bowman ceases to be an employee of Inktomi.

(13)	Includes 701,736 shares issuable upon exercise of warrants and options to purchase 7,648,200 shares, which warrants and options are fully exercisable as of January 2, 2001.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

General

             The Bylaws of Inktomi provide that the authorized number of directors shall be fixed by resolution of the Board of Directors. The authorized number of directors is currently fixed at six. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors of Inktomi. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than Inktomi’s nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of Inktomi’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his earlier death, resignation or removal. There is no family relationship between any director and any other director or executive officer of Inktomi.

             Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
David C. Peterschmidt	53	Chairman of the Board, President and Chief Executive Officer of Inktomi	1996
Dr. Eric A. Brewer	34	Professor in the Computer Sciences Division at U.C. Berkeley, and Chief Scientist of Inktomi	1996
Frank Gill	57	Retired Executive Vice President of Intel Corporation	1998
Fredric W. Harman	40	General Partner of Oak Investment Partners	1997
John A. Porter	57	Consultant	1997
Alan F. Shugart	70	Chief Executive Officer of Al Shugart International	1997

             David C. Peterschmidt has served as President, Chief Executive Officer and a director of Inktomi since July 1996. He was appointed Chairman of the Board in December 1997. From 1991 until joining Inktomi, he served as Chief Operating Officer and Executive Vice President of Sybase, Inc., a database company. From 1988 to 1991, Mr. Peterschmidt was a consultant with The Kappa Group, a management consulting firm, where he provided senior level sales and marketing training to a variety of companies. He currently serves as a director of Portal Software, Inc. and one other privately held company. Mr. Peterschmidt holds a Bachelor of Arts degree in Political Science from the University of Missouri and a Masters of Business Administration from Chapman College.

             Dr. Eric A. Brewer has served as a director of Inktomi since its inception in February 1996. From February 1996 to December 1997, Dr. Brewer was Chief Technology Officer of Inktomi and was appointed Chief Scientist in December 1997. From May 1996 to July 1996, he served as interim President and Chief Executive Officer of Inktomi. Dr. Brewer has been a professor in the Computer Science Division at the University of California, Berkeley since July 1994. Dr. Brewer served as a research assistant at the Massachusetts Institute of Technology from September 1989 to August 1994. Dr. Brewer holds a Bachelor of Science degree in Computer Science from the University of California, Berkeley and a doctorate degree in Computer Science from the Massachusetts Institute of Technology.

             Frank Gill joined Inktomi as a director in December 1998. Mr. Gill is a 23-year veteran of Intel Corporation where he held a variety of positions in sales and marketing, product development, and manufacturing operations. At the time of his retirement in June 1998, he was Executive Vice President of Intel. In addition to serving as a director of Inktomi, Mr. Gill is a director of McAfee.com Corp, Tektronix, Inc., Telecom Semiconductor, Inc., ITXC Corp., Logitech International S.A., Pixelworks, Inc., Niko Corporation and other privately held companies. Mr. Gill holds a Bachelor of Science degree in Electrical Engineering from the University of California at Davis.

             Fredric W. Harman joined Inktomi as a director in April 1997. Since July 1994, Mr. Harman has served as a Managing Member of the General Partners of venture capital funds affiliated with Oak Investment Partners. From April 1991 to June 1994, he served as a General Partner of Morgan Stanley Venture Capital, L.P. Mr. Harman is a director of ILOG, S.A., InterNAP Network Services Corporation, Primus Knowledge Solutions, Quintus Corporation, Avenue A, Inc., ClickSoftware Technologies Ltd., and several privately held companies. Mr. Harman holds Bachelor of Science and Masters degrees in Electrical Engineering from Stanford University and a Masters of Business Administration from Harvard University.

             John A. Porter joined Inktomi as a director in March 1997. Mr. Porter is currently actively involved in a variety of private investment and business ventures. Mr. Porter previously served on the Board of Directors of WorldCom from 1989 until its merger with MCI, serving as Chairman of the Board from 1989 to 1993 and as Vice Chairman from 1993 to 1996. Mr. Porter also is a director of Uniroyal Technologies, Inc.

             Alan F. Shugart joined Inktomi as a director in December 1997. Mr. Shugart has been President, Chairman and Chief Executive Officer of Al Shugart International since September 1998. From 1979 to 1998, Mr. Shugart was Chief Executive Officer of Seagate Technology, Inc., a manufacturer of  hard disk drives and related components. From 1979 until September 1991 and from October 1992 to September 1998, Mr. Shugart also served as Chairman of the Board of Seagate. He held the position of President of Seagate from September 1991 until September 1997 and Chief Operating Officer of Seagate from September 1991 until March 1995. Mr. Shugart is currently a Director of Valence Technology, Inc., SanDisk Corporation and Cypress Semiconductor Corp.

Board Meetings and Committees

             The Board of Directors held four regular meetings and seven special meetings during the fiscal year ended September 30, 2000, and acted thirteen times by unanimous written consent. The Board of Directors has an Audit Committee, an Employee Stock Option Committee, a Compensation Committee and a Nominating Committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

             The Audit Committee currently consists of directors Harman, Porter and Shugart. The Audit Committee held four meetings during the last fiscal year. The Audit Committee reviews the internal accounting procedures of Inktomi and consults with and reviews the services provided by Inktomi’s independent accountants. Each of the Audit Committee members is independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A.

             The Compensation Committee currently consists of directors Gill, Harman and Porter. The Compensation Committee held one meeting during the last fiscal year. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of Inktomi and establishes and reviews general policies relating to compensation and benefits of employees of Inktomi.

             Inktomi established an Employee Stock Option Committee on March 7, 2000. The Employee Stock Option Committee consists of director, David Peterschmidt. The Employee Stock Option Committee did not meet as a formal committee during the fiscal year and acted thirty-one times by unanimous written consent. The Employee Stock Option Committee has the authority to approve stock option grants to employees and consultants under Inktomi’s stock option programs, other than to executive officers.

             The Nominating Committee currently consists of directors Harman, Peterschmidt and Porter. The Nominating Committee did not meet as a formal committee during the last fiscal year. The Nominating Committee is responsible for establishing general qualification guidelines applicable to nominees to the Board of Directors, and for identifying, interviewing and recommending persons meeting such guidelines to serve as members of the Board of Directors. The Nominating Committee will consider nominees proposed by the stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Secretary of Inktomi, M/S FC 2-6, 4100 E. Third Avenue, Foster City, California, 94404.

             During fiscal 2000, each director attended 75% or more of the meetings of the Board of Directors and of the committees of the Board on which the director served during the period for which he was director or committee member, respectively.

Director Compensation

             Directors do not currently receive any cash compensation from Inktomi for their service as members of the Board of Directors, although they are reimbursed for expenses in connection with attendance at Board and Committee meetings. Under Inktomi’s 1998 Stock Plan, nonemployee directors are eligible to receive stock option grants at the discretion of the Board of Directors or other administrators of the plan. In June 2000, the Board of Directors granted options to purchase 25,000 shares of Common Stock at $116.75 per share to each of Frank Gill, Fredric W. Harman, John A. Porter and Alan F. Shugart in connection with their continued service as members of the Board of Directors. The shares under these options vest on a monthly basis over 50 months, subject to continued service as a member of the Board of Directors. No other options were granted to directors during fiscal 2000.

Vote Required

             Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Recommendation of the Board

             The Board of Directors recommends that the stockholders vote “FOR” election of each of the nominees listed above.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

             The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as Inktomi’s independent auditors to audit the financial statements of Inktomi for the fiscal year ending September 30, 2001, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP has audited Inktomi’s financial statements since inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

             Stockholder ratification of the selection of PricewaterhouseCoopers LLP as Inktomi’s independent auditors is not required by Inktomi’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Inktomi and its stockholders.

Vote Required

             The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Recommendation of the Board

             The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Inktomi’s independent auditors for the fiscal year ending September 30, 2001.

MANAGEMENT

Executive Officers

             The following table sets forth certain information with respect to the executive officers of Inktomi as of January 2001:

Name	Age	Position

David C. Peterschmidt	53	Chairman of the Board, President and Chief Executive Officer
Kirk D. Bowman	35	Senior Vice President and General Manager of World Wide Field Operations
Dr. Eric A. Brewer	34	Chief Scientist
Timothy J. Burch	49	Vice President of Human Resources
Edward A. Hally	50	Senior Vice President and General Manager of Network Products
Jerry M. Kennelly	50	Executive Vice President, Chief Financial Officer and Secretary
Richard B. Pierce	42	Executive Vice President
Timothy Stevens	34	Vice President of Business Affairs, General Counsel and Assistant Secretary
Vince Vannelli	42	Senior Vice President

             For biographical summaries of David C. Peterschmidt and Dr. Eric A. Brewer, see “Election of Directors.”

             Kirk D. Bowman joined Inktomi in November 1999 and was appointed Vice President of World Wide Field Operations in January 2000. He was appointed Senior Vice President and General Manager of World Wide Field Operations in September 2000. From 1997 until joining Inktomi, he served as Division General Manager and Senior Vice President Worldwide Sales of Object Design, Inc., a database company. From 1990 to 1997, Mr. Bowman served as Sr. Vice President Business Development, Vice President European Operations, Vice President Asia Pacific Operations as well as other North American field management positions for Parametric Technology Corporation, an enterprise software company. Mr. Bowman holds a Bachelor of Science degree in Mechanical Engineering from Northwestern University.

             Timothy J. Burch joined Inktomi in December 1999 and was appointed Vice President of Human Resources in January 2000. From 1996 until joining Inktomi, he was Vice President of Human Resources at Raychem Corporation. From 1973 until 1996, Mr. Burch served in a number of human resources roles at General Electric Co., serving most recently as Manager of Human Resources, Asia. Mr. Burch holds a Bachelor of Arts degree in Sociology from Layfayette College.

             Edward A. Hally joined Inktomi as Senior Vice President and General Manager of Network Products Division in January 2001. From April 1996 until joining Inktomi, Mr. Hally worked at Motorola, Inc. where he held a number of management positions in their cellular infrastructure operations. Most recently he was Corporate Vice President and General Manager of Motorola’ s GSM Systems Division. From 1982 to 1996, Mr. Hally served in a number of sales, marketing and business development roles at Nortel Networks Corporation’s European operations. Mr. Hally holds a Bachelor of Engineering degree in Electrical Engineering from University College Dublin.

             Jerry M. Kennelly joined Inktomi as Vice President of Finance and Chief Financial Officer in October 1996. He was appointed Senior Vice President, Chief Financial Officer and Secretary in December 1999 and was later appointed Executive Vice President, Chief Financial Officer and Secretary in April 2000. From June 1990 until joining Inktomi, Mr. Kennelly worked for Sybase, Inc. in a number of senior financial positions. Most recently, he served as Vice President of Corporate Finance. Mr. Kennelly holds a Bachelor of Arts degree in Political Economy from Williams College and a Masters degree in Accounting from the New York University Graduate School of Business Administration. He is also a Certified Public Accountant.

             Richard B. Pierce joined Inktomi as its Vice President of Marketing in November 1996. He was appointed Senior Vice President and Chief Operating Officer in December 1999 and was later appointed Executive Vice President in April 2000. From December 1981 until joining Inktomi, Mr. Pierce worked at Intel Corporation where he held a variety of marketing, strategic planning and operations management positions. Most recently, he was marketing director of Intel’s mobile and handheld products group. Mr. Pierce holds a Bachelor of Science degree in Electrical Engineering from Purdue University.

             Timothy Stevens joined Inktomi as its Vice President of Corporate and Legal Affairs and General Counsel in July 1997 and was appointed Vice President Business Affairs, General Counsel and Assistant Secretary in October 2000. Prior to joining Inktomi, Mr. Stevens was an attorney with Wilson Sonsini Goodrich & Rosati, where he served as primary outside counsel for more than thirty private and public companies, specifically in the areas of venture capital and corporate financing, public offerings, mergers and acquisitions, and securities and intellectual property law. Mr. Stevens holds Bachelor of Science degrees in Finance and Management from the University of Oregon and a Juris Doctor degree from the University of California, Davis.

             Vince Vannelli joined Inktomi as Vice President of Worldwide Field Operations in January 1998. He was appointed Senior Vice President in January 2000. Prior to joining Inktomi, Mr. Vannelli was most recently the Vice President and General Manager for U.S. Operations for Hitachi Data Systems, Inc., a computer services and equipment company, where he worked for eight years. Prior to working for Hitachi, Mr. Vannelli was employed by IBM Corporation for eight years in a variety of sales and sales management roles. Mr. Vannelli holds Bachelor of Science and Masters degrees in Industrial Engineering from Stanford University.

Summary Compensation Table

             The following table sets forth the compensation earned for services rendered to Inktomi in all capacities for the fiscal years ended September 30, 2000, 1999 and 1998 by Inktomi’s Chief Executive Officer and its four next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended September 30, 2000 (collectively, the “Named Executive Officers”):

Long-Term Compensation Awards

Securities

		Annual Compensation		Underlying

Name and Principal Position	Year	Salary	Bonus	Options

David C. Peterschmidt Chairman of the Board, President and Chief Executive Officer	2000 1999 1998	$325,000 250,000 150,000	$394,070 258,963 125,000	1,200,000 400,000 400,000
Jerry M. Kennelly Executive Vice President, Chief Financial Officer and Secretary	2000 1999 1998	240,000 220,000 200,000	136,750 88,751 73,105	250,000 150,000 160,000
Kirk Bowman (1) Senior Vice President and General Manager of Worldwide Field Operations	2000 1999 1998	216,46 — —	168,435 — —	675,000 — —
Richard B. Pierce Executive Vice President	2000 1999 1998	275,000 210,000 185,000	231,829 125,616 67,916	400,000 200,000 200,000
Vince Vannelli Senior Vice President	2000 1999 1998	210,833 230,000 150,000	154,300 157,410 192,065	75,000 150,000 1,000,000

______________

(1)	Mr. Bowman joined Inktomi in November 1999 and was elected an officer in January 2000.

Option Grants in Last Fiscal Year

             The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended September 30, 2000. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent Inktomi’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)

Name	Granted		Fiscal Year(1)	Price(2)	Date	5%	10%

David C. Peterschmidt	1,200,000	(4)	10.4%	$116.75	06/15/10	$88,108,137	$223,283,318
Jerry M. Kennelly	250,000	(4)	2.2	116.75	06/15/10	18,355,861	46,517,358
Richard B. Pierce	400,000	(4)	3.5	116.75	06/15/10	29,369,379	74,427,773
Kirk Bowman	600,000 75,000	(5) (4)	5.2 0.7	53.66 116.75	11/05/09 06/15/10	20,247,891 5,506,759	51,312,132 13,955,207
Vince Vannelli	75,000	(4)	0.7	116.75	06/15/10	5,506,759	13,955,207

______________

(1)	Based on an aggregate of 11,556,108 options granted by Inktomi during the fiscal year ended September 30, 2000 to employees, directors of and consultants to Inktomi, including the Named Executive Officers. Excludes options granted by Webspective Software, Inc. and Ultraseek Corporation during the fiscal year that were assumed by Inktomi in connection with its acquisition of those companies.

(2)	The exercise price per share of each option was equal to the closing price of Inktomi’s Common Stock on the date of grant by the Board of Directors.

(3)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4)	Option was granted under Inktomi’s 1998 Stock Plan. All shares under the option are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. The shares vest over 50 months beginning April 2000.

(5)	Option was granted under Inktomi’s 1998 Nonstatutory Stock Option Plan. All shares under the option are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. The shares vest over 50 months beginning November 1999.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

             The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended September 30, 2000 and exercisable and unexercisable options held as of September 30, 2000 and January 2, 2001:

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at September 30, 2000		Value of Unexercised In-the-Money Options/SARs at September 30, 2000 (2)		Value of Unexercised In-the-Money Options/SARs at January 2, 2001 (3)

Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable	Exercisable	Unexercisable

David C. Peterschmidt	100,000	$106,860,005	3,600,800(4)	—	$257,073,672	—	$25,911,546	—
Jerry M. Kennelly	—	—	560,000(5)	—	27,023,000	—	370,080	—
Kirk Bowman	108,000	8,965,658	567,000(6)	—	29,687,280	—	0	—
Richard B. Pierce	60,000	3,822,306	740,000(7)	—	30,376,800	—	462,600	—
Vince Vannelli	39,000	2,862,056	386,000(8)	—	28,299,820	—	462,600	—

______________

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Based on a value of $114.00 per share, the closing price of Inktomi’s stock on the Nasdaq National Market on September 29, 2000, minus the per share exercise price, multiplied by the number of shares underlying the option.

(3)	Based on a value of $14.563 per share, the closing price of Inktomi’s stock on the Nasdaq National Market on January 2, 2001, minus the per share exercise price, multiplied by the number of shares underlying the option.

(4)	Includes an option to purchase 3,934,136 shares of Common Stock, two options to purchase 400,000 shares of Common Stock each and an option to purchase 1,200,000 shares of Common Stock. All shares under the options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. For the first option of 400,000 shares, 2% of the shares become vested on September 30, 2001, and an additional 2% of the shares become vested monthly thereafter. For the second option of 400,000 shares, 2% of the shares become vested on April 30, 1999, and an additional 2% of the shares become vested monthly thereafter. For the 1,200,000 shares, 2% of the shares become vested on May 1, 2000, and an additional 2% of the shares become vested monthly thereafter.

(5)	Includes an option to purchase 160,000 shares of Common Stock, a second option to purchase 150,000 shares of Common Stock and a third option to purchase 250,000 shares of Common Stock. All shares under the options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. For the first option, 2% of the shares become vested on September 30, 2001, and an additional 2% of the shares become vested monthly thereafter. For the second option, 2% of the shares become vested on April 30, 1999 and an additional 2% of the shares become vested monthly thereafter. For the third option, 2% of the shares become vested on May 1, 2000 and an additional 2% of the shares become vested monthly thereafter.

(6)	Includes an option to purchase 600,000 shares of Common Stock and a second option to purchase 75,000 shares of Common Stock. All shares under the options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. For the first option, 12% of the shares become vested on May 5, 2000, and an additional 2% of the shares become vested monthly thereafter. For the second option, 2% of the shares become vested on May 1, 2000 and an additional 2% of the shares become vested monthly thereafter.

(7)	Includes two options to purchase 200,000 shares of Common Stock each and a third option to purchase 400,000 shares of Common Stock. All shares under the options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. For the first option, 2% of the shares become vested on September 30, 2001, and an additional 2% of the shares become vested monthly thereafter. For the second option, 2% of the shares become vested on April 30, 1999 and an additional 2% of the shares become vested monthly thereafter. For the third option, 2% of the shares become vested on May 1, 2000 and an additional 2% of the shares become vested monthly thereafter.

(8)	Includes an option to purchase 200,000 shares of Common Stock, a second option to purchase 150,000 shares of Common Stock and a third option to purchase 75,000 shares. All shares under the options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares at cost. For the first option, 2% of the shares become vested on September 30, 2001, and an additional 2% of the shares become vested monthly thereafter. For the second option, 2% of the shares become vested on April 30, 1999 and an additional 2% of the shares become vested monthly thereafter. For the third option, 2% of the shares become vested on May 1, 2000 and an additional 2% of the shares become vested monthly thereafter.

Employment Contracts, Termination of Employment and Change of Control Plans and Agreements

             Inktomi has an employment agreement with David C. Peterschmidt, its President and Chief Executive Officer. The agreement provides for an initial annual salary of $150,000. The agreement is for no specified length of term, and either party has the right to terminate the agreement at any time with or without cause. The agreement does not provide for any mandatory severance, although Inktomi has the right to continue to pay Mr. Peterschmidt his then current salary for up to 12 months following termination of employment, in which case Mr. Peterschmidt may not compete against Inktomi for such time period.

             Under each of Inktomi’s stock option plans, all shares under the options are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement giving Inktomi the right in the event of any termination of employment to repurchase all then unvested shares. In March 2000, the Board of Directors of Inktomi amended each of Inktomi’s stock option plans to provide that each outstanding option will fully vest in the event an optionee is terminated from employment without cause within twelve months of a change of control of Inktomi.

             Each of the executive officers of Inktomi have entered into Management Retention and Change of Control Agreements that provide for full vesting of all outstanding options and restricted stock in the event such executive is constructively terminated within twelve months of a change of control of Inktomi.

COMPENSATION COMMITTEE REPORT

             The Compensation Committee of the Board of Directors currently consists of Frank Gill, Fredric W. Harman and John A. Porter, all of whom are outside directors of Inktomi. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of Inktomi and establishes and reviews general policies relating to compensation and benefits of employees of Inktomi. The following is the report of the Compensation Committee describing compensation policies and rationale applicable to Inktomi’s executive officers with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 2000. The information contained in this report, as well as the information contained in the stock price performance graph which follows, shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that Inktomi specifically incorporates such information by reference in such filing.

Compensation Philosophy and Review

             Inktomi’s executive compensation program is designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet and computer networking marketplaces. Executive compensation currently consists of a base salary, quarterly incentive plan, long-term equity incentives, and other compensation and benefit programs generally available to other employees.

             The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to Inktomi’s executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is p erformance-based. In general, it is the Compensation Committee’s policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws.

Base Salaries

             Base salary levels for the Chief Executive Officer (the “CEO”) and other executive officers are intended to compensate executives competitively within the high-technology marketplace. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by the Compensation Committee in determining salary levels for the CEO and other executive officers of Inktomi. Base salaries for executives are reviewed annually by the Compensation Committee.

Quarterly Incentive Plan

             Inktomi provides quarterly incentive bonuses for its executive officers as well as other key management employees. The quarterly incentive plan is intended to provide a direct link between management compensation and the achievement of corporate, divisional and individual objectives. The level of bonus is based as a percentage of the base salary for the manager for the year. At the beginning of each quarter, Inktomi sets certain corporate objectives (including financial performance goals), each business unit sets certain divisional objectives and each individual manager sets his or her own personal objectives to support the achievement of the corporate and divisional objectives. At the end of the quarter, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate and divisional objectives is given more weight than achievement of individual objectives for purposes of determining the quarterly bonus.

Long-Term Equity Incentives

             Inktomi provides long-term equity incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of Inktomi. Stock options are generally granted at an exercise price equal to 100% of the fair market on the date of grant, have a ten year term and generally vest in installments over 50 months. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of Inktomi’s Common Stock, this portion of the executives’ compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer’s acceptance of employment with Inktomi. When determining the number of stock options to be awarded to an executive officer, the Compensation Committee considers the executive’s current contribution to Inktomi’s performance, the executive officer’s anticipated contribution in meeting Inktomi’s long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other Internet and computer networking companies. The Compensation Committee also reviews stock option levels for executive officers periodically in light of the current business environment, long-term strategic and performance objectives and each executive’s current and anticipated contributions to Inktomi’s future performance. Reflecting the increasing scope of Inktomi’s business, the Compensation Committee recommended (and the full Board of Directors granted) stock option grants in June 2000 for the CEO of 1,200,000 shares and for the other Named Executive Officers of an aggregate of 800,000 shares. These options vest monthly over 50 months beginning as of April 1, 2000.

Other Compensation

             Inktomi’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including Inktomi’s Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO Compensation

             David C. Peterschmidt is President, CEO and Chairman of the Board of Directors. The Compensation Committee reviews Mr. Peterschmidt’s compensation annually using the same criteria and policies as are employed for other executive officers. Mr. Peterschmidt’s compensation was initially determined in part by the terms of an employment agreement entered into upon his acceptance of employment with Inktomi in July 1996. See

“Management—Employment Contracts, Termination of Employment and Change of Control Plans and Agreements” above. However, the Compensation Committee retains the discretion to increase Mr. Peterschmidt’s compensation to levels above those provided in the employment agreement. Mr. Peterschmidt received his first increase in base salary from $150,000 during fiscal 1998 to $250,000 for fiscal 1999. His salary was increased to $325,000 for the 2000 fiscal year. The Compensation Committee based its decision to increase Mr. Peterschmidt’s base salary on a variety of factors, including his leadership skills, the increasing scope and responsibility of the CEO office and comparisons of CEO compensation levels for companies of similar size and maturity. For the latest increase, the Compensation Committee also focused on the performance of Inktomi during the 1999 fiscal year in setting compensation for the 2000 fiscal year, noting that Inktomi successfully grew its Network Products business, scaled up operations in its Portal Services business, expanded its international operations and presence, and completed a follow on secondary public offering. Mr. Peterschmidt received bonuses under the quarterly incentive plan equal to 121% of his base salary for fiscal 2000, or $394,070, in recognition of his significant contributions in leading the company to the achievements noted above during the prior fiscal year. In addition, he received a stock option grant in fiscal 2000 as described above.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Frank Gill
Fredric W. Harman
John A. Porter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

             Messrs. Gill, Harman and Porter served as members of the Compensation Committee of the Board of Directors of Inktomi during fiscal 2000. None of these individuals was an officer or employee of Inktomi or of any of its subsidiaries during fiscal 2000. Mr. Peterschmidt participates in the discussions and decisions regarding salaries and incentive compensation for all executive officers of Inktomi, except that Mr. Peterschmidt is excluded from discussions regarding his own salary and incentive compensation.

             In June 2000, the Board of Directors granted options to purchase 25,000 shares of Common Stock at $116.75 per share to each of Frank Gill, Fredric W. Harman, John A. Porter and Alan F. Shugart in connection with their continued service as members of the Board of Directors. The shares under these options vest on a monthly basis over 50 months, subject to continued service as a member of the Board of Directors.

             In August 1999, Inktomi, certain venture capital funds affiliated with Oak Investment Partners and Mr. Peterschmidt made investments in Campus Pipeline, a privately held provider of online services that connects students, faculty, staff, administrators, prospective students and alumni with their campus community, academic resources and administrative services. Inktomi invested $100,000 and purchased 16,461 shares of Series A Preferred Stock, the Oak Investments venture capital funds invested $9.2 million and purchased 1,514,407 shares of Series A Preferred Stock, and Mr. Peterschmidt invested $3.9 million and purchased 638,438 shares of Series A Preferred Stock. Mr. Harman is a Managing Member of certain entities that are the General Partners of the Oak Investments venture capital funds. Mr. Peterschmidt and Mr. Harman each joined the Board of Directors of Campus Pipeline in connection with their investments. In September 1999, Inktomi and Campus Pipeline entered into a portal services agreement under which Inktomi provides its Shopping Engine to Campus Pipeline for integration into its online campus platform. The agreement has a term of one year and automatically renews for additional one year periods unless either party delivers written notice to the other of nonrenewal. The agreement provides for a minimum payment to Inktomi of $250,000 per year and a split of revenues generated from commerce transactions facilitated through the Campus Pipeline website. During fiscal year 2000, Inktomi recognized revenues from Campus Pipeline in the amount of $250,000.

             In September 1999, Inktomi entered into a strategic alliance with InterNAP Network Services under which the companies agreed to collaborate on technology integration in an effort to optimize content distribution and scaling on the Internet. The companies also agreed to engage in joint marketing activities and to explore additional joint technology development. In addition, Inktomi made a $20 million investment in InterNAP in a private placement transaction that closed in October 1999, purchasing 2,150,538 shares of InterNAP common stock and a warrant to purchase an additional 1,075,268 shares of InterNAP common stock having an exercise price of $13.95 per share. In November 1999, Inktomi elected to convert 50% of the shares under the warrant into InterNAP common stock as permitted under the warrant, receiving 397,250 shares of InterNAP common stock in connection therewith. Certain venture capital funds affiliated with Oak Investment Partners are investors in InterNAP. Mr. Harman is a Managing Member of certain entities that are the General Partners of the Oak Investments venture capital funds. Mr. Harman is also on the Board of Directors of InterNAP.

             Dr. Eric A. Brewer is the founder and Chairman of The Federal Search Foundation, a private, non-profit organization formed to establish the search engine behind the first Federal Government web portal. During the last fiscal year, The Federal Search Foundation purchased products from Inktomi totaling $183,300 and entered into an agreement to purchase additional Inktomi products. The agreement provides for annual payments to Inktomi of approximately $750,000 and periodic payment of query fees.

             David C. Peterschmidt serves as a director of Portal Software, Inc. During the last fiscal year, Inktomi bought consulting services and software from Portal Software, Inc., in the amount of approximately $1,030,000.

BOARD AUDIT COMMITTEE REPORT

             The Audit Committee of the Board of Directors, currently consists of Frederic W. Harman, John A. Porter and Alan F. Shugart, all of whom are independent as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reports practices of Inktomi and such other duties as directed by the Board of Directors. The Audit Committee reviewed and discussed Inktomi’s audited Consolidated Financial Statements for the fiscal year ended September 30, 2000 with Inktomi’s management. The Audit Committee also discussed with PricewaterhouseCoopers LLP, Inktomi’s independent accountants, the auditor’s responsibilities, any significant issues arising during the audit, and other matters required to be discussed by SAS 61. The Audit Committee received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants’ independence. Based on its review and the discussions noted above, the Audit Committee recommended to the Board of Directors that Inktomi’s Consolidated Financial Statements for the fiscal year ended September 30, 2000 be included in Inktomi’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:
Fredric W. Harman
John A. Porter
Alan F. Shugart

CERTAIN TRANSACTIONS

             Certain other transactions are described under the caption “Compensation Committee Interlocks and Insider Participation.”

             On March 2, 2000 Inktomi extended a $1.5 million dollar relocation loan to Kirk Bowman, the then Vice President and General Manager of World Wide Field Operations, in connection with his relocation to the San Francisco Bay Area. The rate of interest under the loan is equal to 6.8%. The loan was secured by certain real property. All principal and interest under the loan is due and payable on the earlier of March 2, 2004 or the occurrence of a maturity event. All accrued interest and principal under the loan is outstanding.

             Inktomi has offered Edward Hally, Senior Vice President and General Manager of Network Products, a relocation loan in the amount of $2.0 million dollars, in connection with his relocation to the San Francisco Bay Area. Mr. Hally has not drawn down on any portion of loan.

             Each of the executive officers of Inktomi have entered into Management Retention and Change of Control Agreements that provide for full vesting of all outstanding options and restricted stock in the event such executive is constructively terminated within twelve months of a change of control of Inktomi.

             All future transactions, including any loans from Inktomi to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to Inktomi than could be obtained from unaffiliated third parties.

STOCK PRICE PERFORMANCE

             The following graph shows a comparison of cumulative total stockholder returns for Inktomi’s Common Stock, the Nasdaq Stock Market Index for U.S. Companies, and the Chase Hambrecht & Quist Internet 100 Index. The graph assumes the investment of $100 on June 10, 1998, the date of Inktomi’s initial public offering. The data regarding Inktomi assumes an investment at the initial public offering price of $4.50 per share of Inktomi’s Common Stock (adjusted for all stock splits subsequent to June 9, 1998). The performance shown is not necessarily indicative of future performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

             Section 16(a) of the Securities Exchange Act of 1934 requires Inktomi’s executive officers and directors, and persons who own more than 10% of a registered class of Inktomi’s equity securities, to file certain reports regarding ownership of, and transactions in, Inktomi’s securities with the Securities and Exchange Commission. Such executive officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish Inktomi with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Inktomi believes that for the fiscal year ended September 30, 2000, all reporting persons complied with Section 16(a) filing requirements except that Mr. Gauthier failed to file one report covering four transactions on a timely basis, Mr. Harman failed to file four reports covering nine transactions on a timely basis, and Mr. Vannelli failed to file one report covering seven transactions on a timely basis.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

             Proposals of stockholders of Inktomi which are intended to be presented by such stockholders at Inktomi’s 2001 Annual Meeting of Stockholders must be received by Inktomi no later than October 5, 2001 to be included in the proxy statement and form of proxy relating to that meeting. Please send any such proposals to Inktomi Corporation, 4100 East Third Avenue, Foster City, California 94404, Attn: Investor Relations, with a copy to the attention of Inktomi’s General Counsel.

FORM 10-K/A

             Inktomi will mail without charge, upon written request, a copy of Inktomi’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2000, including the financial statements, schedules, and a list of exhibits. Requests should be sent to Inktomi Corporation, 4100 East Third Avenue, Foster City, California 94404, Attn: Investor Relations.

OTHER MATTERS

             The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Tim Stevens Vice President of Business Affairs, General Counsel and Assistant Secretary

Foster City, California
January 26, 2001